Exhibit 107.1

CALCULATION OF REGISTRATION FILING FEE

424(b)(2)

(Form Type)

Lloyds Banking Group plc

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
		Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	5.462% Senior Callable Fixed-to-Fixed Rate Notes due 2028	457(r)			$1,500,000,000	$0.00014760	$221,400.00
Fees to Be Paid	Unallocated (Universal) Shelf	Senior Callable Floating Rate Notes due 2028	457(r)			$300,000,000	$0.00014760	$44,280.00
Fees to Be Paid	Unallocated (Universal) Shelf	5.679% Senior Callable Fixed-to-Fixed Rate Notes due 2035	457(r)			$2,000,000,000	$0.00014760	$295,200.00
	Total Offering Amounts					$3,800,000,000		$560,880.00
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$560,880.00

(1)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended.